UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

CNA Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS OF CNA FINANCIAL CORPORATION TO BE HELD ON APRIL 29, 2026
Explanatory Note
On March 20, 2026, CNA Financial Corporation (the “Company”) filed a definitive proxy statement (the “proxy statement”) with the Securities and Exchange Commission for the Company’s Annual Meeting of Stockholders to be held on April 29, 2026 (the “Annual Meeting”). The Company is filing this supplement (the “supplement”) to clarify language in the proxy statement regarding the treatment and effect of broker non-votes with respect to proposals 2, 3 and 4. Except as specifically supplemented by the information set forth herein, all information set forth in the proxy statement remains unchanged.
The treatment of broker non-votes was stated on page 2 of the proxy statement (with respect to all proposals other than proposal 1) and was stated on page 39 of the proxy statement (with respect to proposal 3) as “Shares which are voted to abstain and broker non-votes will be considered present at the meeting, but since they are not affirmative votes for the matter[,] they will have the same effect as votes against the matter.” This supplement replaces the foregoing sentence on pages 2 and 39 with the following: “Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter; broker non-votes will be considered present at the meeting but will have no effect on the vote for the matter.”
This supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the proxy statement. Further, this supplement should be read together with the proxy statement and, from and after the date of this supplement, any references to the “proxy statement” shall be deemed to include the proxy statement as supplemented by this supplement.
If you have already voted your shares or submitted your proxy, you do not need to take any action unless you wish to change your vote.